EXHIBIT 23
                               AUDITORS' CONSENT

The Board of Directors
TSI Incorporated:

We consent to incorporation by reference in Registration Statement No. 1-91697 on Form S-8 filed with the Securities and Exchange Commission on June 14, 1984 for the TSI Incorporated Incentive Stock Option Plan of 1982, Registration Statement No. 33-23247 on Form S-8, filed with the Security and Exchange Commission on July 25, 1988 for the TSI Incorporated Employee Stock Purchase Plan of 1987, Registration Statement No. 33-20627 on Form S-8 filed with the Securities and Exchange Commission on August 22, 1989 for the TSI Incorporated Stock Option Plan of 1988, Registration Statement No. 33-66194 on Form S-8, filed with the Securities and Exchange Commission on July 19, 1993 for the TSI Incorporated Stock Option Plan of 1992, and Registration Statement No. 33-86468 on Form S-8, filed with the Securities and Exchange Commission on November 17, 1994 for the TSI Incorporated Employee Stock Purchase Plan of 1994 of our report dated May 19, 1995, relating to the consolidated balance sheets of TSI Incorporated and subsidiaries as of March 31, 1995 and 1994 and the related consolidated statements of earnings, cash flows and shareholders' equity for each of the years in the three-year period ended March 31, 1995, which reports appear in or are incorporated by reference in the March 31, 1995 annual report on Form 10-K of TSI Incorporated.



Minneapolis, Minnesota
June 23, 1995
                           /s/ KPMG Peat Marwick LLP